UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                        Commission File Number:  001-08254
                                                                 ---------

                           NOTIFICATION OF LATE FILING

        (Check One):
        |_| Form 10-K |_| Form 11-K |_| Form 20-F |X| Form 10-Q |_| Form N-SAR

        For Period Ended:  March 31, 2002

        |_| Transition Report on Form 10-K |_| Transition Report on Form 20-F |_| Transition Report on Form 11-K |_| Transition Report on Form 10-Q |_| Transition Report on Form N-SAR

        For the Transition Period Ended: ____________________

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ____________________


                                     PART I
                             REGISTRANT INFORMATION

                              THACKERAY CORPORATION
                              ---------------------
                            (Full name of registrant)


                                       N/A
                           (Former name if applicable)


                         509 MADISON AVENUE, SUITE 1714
                         ------------------------------
           (Address of principal executive office (street and number))


                               NEW YORK, NY 10022
                               ------------------
                           (City, state and zip code)

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                                     PART II
                             RULES 12b-25(b) AND (c)

           If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

| | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

           State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

           The registrant is one of two general partners in a real estate partnership, the operating results of which are incorporated in the registrant's financial statements. The partnership's results for the first quarter of 2002 have not been finalized, but are expected before the end of the requested 5 day extension period; i.e., in time to be properly reflected in the March 31, 2002 financial statements of the registrant's 10-Q.


                                     PART IV
                                OTHER INFORMATION


         (1) Name and telephone number of person to contact in regard to this notification

Jules Ross                                          212-759-3695
--------------------------------------------------------------------------------
 (Name)                                    (Area Code) (Telephone Number)


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
           (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                          |X| Yes |_| No

           (3) Is it anticipated that any significant change in results of operations for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          |_| Yes |X| No


           Thackeray Corporation has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2002

                                                   By: /s/ Jules Ross
                                                       ------------------------
                                                       Name: Jules Ross
                                                       Title: Vice President



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